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                                                                   EXHIBIT 10.04

                             FIRST AMENDMENT TO THE
                      FISHER SCIENTIFIC INTERNATIONAL INC.
                   RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

      The Board of Directors hereby amends the Fisher Scientific International Inc. Retirement Plan for Non-Employee Directors effective as of June 8, 2004.

      Section 2 is hereby deleted in its entirety and replaced with the following:

            An Eligible Director shall be entitled to receive, for the remainder of such Eligible Director's lifetime, a retirement benefit at an annual rate equal to 50% of the annual basic retainer in effect for non-employee directors at the time of such retirement, plus an additional 10% of such retainer for each year of Eligible Service in excess of five years up to 100% of such retainer for ten or more years of Eligible Service.